CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 2, 2022 relating to the consolidated financial statements of Gogoro Inc., appearing in the Annual Report on Form 20-F of Gogoro Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche

Deloitte & Touche
Taipei, Taiwan
Republic of China
May 5, 2022